Exhibit 99.1

Investor Inquiries:

Bill Dunaway, 816-457-6246

billd@fcstone.com

FCStone Group, Inc. Announces Record Fourth Quarter and Fiscal Year Results

Kansas City, Missouri, November 15, 2007 – FCStone Group, Inc. (NASDAQ: FCSX), a commodity risk management firm, today announced higher year-over year revenues and net income for its fiscal fourth quarter and year ending August 31, 2007.

Fourth Quarter Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $75.6 million in the three months ended August 31, 2007, compared to $52.7 million in the prior year quarter, an increase of 43%. Net income increased to $12.0 million, or $0.42 per diluted share, for the fourth quarter, compared to $3.9 million, or $0.18 per diluted share, in the prior year quarter.

The following table presents results on a total and per share basis. All shares and per share disclosures in this press release are based on the post split number of shares from the September 17, 2007 three for two stock split.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended August 31,		Year Ended August 31,
	2006	2007	2006	2007
NON GAAP-Revenues, net of cost of commodities sold (1)	$52,668	$75,631	$181,856	$257,446
GAAP-Income after minority interest and before income tax expense (1)	$6,437	$19,174	$24,757	$53,277
GAAP-Net income (2)	$3,887	$11,974	$15,257	$33,277
Diluted weighted average shares outstanding (3)	21,807	28,753	21,749	25,567
Diluted earnings per share	$0.18	$0.42	$0.70	$1.30

(1)	Amounts for the three months ended and year ended August 31, 2007 include a net amount of $1.2 million for special or one-time items, which include a $2.6 million gain on the sale of a portion of the Company’s membership units of FGDI, LLC, a $0.5 million dividend received on Chicago Board of Trade stock, a $3.7 million gain on the sale of CME Group, Inc. common stock and a loss of $5.6 million from investments managed by Sentinel Management.
(2)	Amounts for the three months ended and year ended August 31, 2007 include after tax effect of the items noted in (1) above of approximately $0.8 million.
(3)	In March 2007, the Company completed its initial public offering, or IPO, of common stock in which it issued and sold 8,797,500 shares of common stock and in connection therewith, subsequently redeemed 3,258,442 shares of common stock.

The increase in fourth quarter revenues, net of cost of commodities sold, from the prior year fourth quarter, was primarily related to higher exchange-traded volumes due to continued volatility in the grain and energy markets, higher over-the-counter (OTC) volumes primarily from the renewable fuels and Brazilian customers, increased foreign exchange (Forex) commissions and higher interest income from additional investable segregated and OTC customer margin funds.

Costs and expenses, exclusive of cost of commodities sold, were higher compared to the prior year primarily due to higher volume-related costs of broker commissions, pit brokerage and clearing fees, and introducing broker commissions.

“We are proud of our accomplishments this quarter as well as for the entire fiscal year,” said Pete Anderson, President and Chief Executive Officer. “2007 was a year in which we accomplished several significant milestones and achievements. Unprecedented market volatility and the rapid expansion of the renewable energy industry allowed the Company to leverage our core expertise in agricultural commodities and the energy industry to drive record revenue and earnings growth. Furthermore, we continued to build our network of risk management consultants, who drive growth by identifying new products, structures and solutions to manage commodity risk. All of these initiatives helped lay the foundation for long-term growth and added value for our stakeholders.”

Year-To-Date Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $257.4 million for the fiscal year 2007, compared to $181.9 million during fiscal year 2006, an increase of 41.6%. Net income increased 118% to $33.3 million for fiscal year 2007, or $1.30 per diluted share, compared to $15.3 million, or $0.70 per diluted share during fiscal year 2006.

“Our strong growth in the fourth quarter was consistent with a year that saw both record revenues and net income for the business,” said Bob Johnson, Chief Financial Officer. “As we focus on both our core capabilities in traditional markets as well as increased penetration of new customer segments, we look forward to building upon the strong growth momentum that we have generated over the past year.”

Operating Segments

FCStone’s income (loss) before minority interest and income tax expense by segment and certain other data are outlined below for the periods noted.

	Three Months Ended		Year Ended
	August 31,		August 31,
	2006	2007	2006	2007
	($ in thousands)
Segment Data (1):
Income (loss) before minority interest and income tax expense:
Commodity and Risk Management Services (1)	$6,206	$19,083	$21,937	$45,721
Clearing and Execution Services (1)	2,498	(1,231)	10,981	9,610
Financial Services	83	48	(19)	1,052
Grain Merchandising	481	—	(430)	2,130
Corporate (1)	(2,687)	1,274	(7,938)	(4,597)

	$6,581	$19,174	$24,531	$53,916

Other Data:
EBITDA (1)	$8,267	$20,454	$32,136	$64,962
Exchange contract trading volume (in millions)	13.0	20.5	47.5	61.0
Customer Segregated Assets, end of period	$764,847	$997,436	$764,847	$997,436

(1)	Amounts for the three months ended and year ended August 31, 2007 include the following special or one-time items by segment: a $2.6 million gain from the sale of FGDI stock in Corporate; a $0.5 million dividend received on CBOT stock and a $3.7 million gain on the sale of CME stock included in the Commodity and Risk Management Services segment; and a $5.6 million loss from investments managed by Sentinel Management included in the Clearing and Execution Services segment.

In the Commodity and Risk Management Services segment, revenues, net of cost of commodities sold, were $45.5 million in the fourth quarter ended August 31, 2007, compared to $24.8 million in the prior year quarter, an increase of 83%. Segment income before minority interest and income taxes for the fourth quarter 2007 increased to $19.1 million, compared to $6.2 million in the prior year quarter. Fourth quarter 2007 segment revenues, net of cost of commodities sold, were $41.3 million and segment income was $14.9 million before the special non-operating income items.

For the Clearing and Execution Services segment, revenues, net of cost of commodities sold, were $26.0 million in the fourth quarter ended August 31, 2007, compared to $22.6 million in the prior year quarter, an increase of 15%. The segment lost $1.2 million in the fourth quarter, compared to a net income of $2.5 million in the prior year quarter. Fourth quarter 2007 segment revenues, net of cost of commodities sold, were $31.6 million and segment income before minority interest and income taxes was $4.4 million before the Sentinel loss.

The Financial Services segment reported revenues, net of cost of commodities sold, of $1.6 million in the fourth quarter ended August 31, 2007, compared to $1.1 million in the prior year quarter, an increase of 42%. Segment income decreased to $48 thousand for the fourth quarter, compared to $83 thousand in the prior year quarter.

As previously announced on June 1, 2007, the Company sold a portion of its membership units in FGDI, LLC, the Grain Merchandising segment, and now owns a 25% minority interest in this business instead of the previous 70% majority interest. Therefore, such business is no longer consolidated in our financial statements.

As noted above, there were several special or one-time transactions in the fourth quarter. Also in the first quarter of FY 2008 the company sold additional CME Stock and CBOE trading rights for a pre-tax gain of approximately $2.8 million in the Commodity and Risk Management Services segment.

Business Outlook

Commenting on the Company’s fiscal year results and overall expectations, Anderson said, “We look forward to building upon the growth and profitability generated over the previous year and we intend to leverage the industry dynamics that are in place to drive Company volumes in the future. Many of the strategic initiatives that we have implemented over previous years are just now beginning to gain traction. We look forward to continuing our impressive pace of growth by utilizing our network of risk management consultants and focusing on our mature client base as well as the underserved markets we have identified both domestically and internationally. The Company will also continue to leverage its agricultural and energy experience into new markets where we see opportunity. All of these factors combine to provide a very positive picture for the future of FCStone and we look forward to a successful fiscal 2008 and beyond.”

On July 10, 2007, the Board of Directors approved a three-for-two stock split that was distributed in the form of a 50 percent stock dividend. FCStone’s stockholders of record at the close of business on September 17, 2007, received one additional share for every two shares of common stock held on that date. The stock split increased the number of shares of FCStone common stock outstanding from approximately 18.3 million to approximately 27.5 million. All shares and per share disclosures in this press release are based upon the post split number of shares.

As a company dedicated to risk management, the Company believes diversification of the personal portfolio risk of our corporate officers, directors, and other designated insiders, is appropriate. As such, the Company’s Board of Directors has established stock trading plans in accordance with Securities and Exchange Commission Rule 10b5-1. The Rule 10b5-1 plans allow corporate officers, directors and other designated insiders to diversify their investment portfolios, increase their company stock holdings, spread company stock trades out over a period of time to reduce market impact and avoid concerns about material non-public information they may have when their prearranged 10b5-1 plan sells or purchases stock.

Conference Call & Web Cast

A conference call will be held today, Thursday, November 15, 2007 at 11:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at http://www.fcstone.com. Participants can also access the call by dialing 800-240-2430 (within the United States and Canada), or 303-262-2142 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (CT) on Thursday, November 29, 2007. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11101780.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 7,500 customers and in the 12 months ended August 31, 2007, executed 61.7 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the Company’s filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

Our forward-looking statements speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of NON-GAAP Financial Information

In this press release we disclose “revenues, net of cost of commodities sold”, and “EBITDA”, both of which are non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP). Revenues, net of cost of commodities sold, is not a substitute for the GAAP measure of total revenues. EBITDA is not a substitute for the GAAP measure of net income or cash flows. Such non-GAAP financial measures are reconciled to its closest GAAP measure, in accordance with the Securities and Exchange Commission rules, and are included in the attached supplemental data. Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the company’s business and operating performance.

Financial Statements to Follow

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended August 31,		Year Ended August 31,
	2006	2007	2006	2007
Revenues:
Commissions and clearing fees	$30,987	$43,530	$105,622	$145,077
Service, consulting and brokerage fees	8,790	18,527	33,388	47,679
Interest	7,897	11,785	23,174	42,957
Other	158	1,794	2,638	4,186
Sales of commodities	269,305	—	1,129,983	1,101,752

Total revenues	317,137	75,636	1,294,805	1,341,651

Costs and expenses:
Cost of commodities sold	264,469	5	1,112,949	1,084,205
Employee compensation and broker commissions	13,566	14,900	44,229	49,524
Pit brokerage and clearing fees	13,987	20,796	47,613	67,978
Introducing broker commissions	7,251	10,842	22,826	36,050
Employee benefits and payroll taxes	2,509	2,426	9,801	10,678
Interest	1,370	868	5,705	9,937
Depreciation	460	412	1,674	1,748
Bad debt expense	200	—	1,909	1,632
Other expenses	6,744	6,213	23,568	25,983

Total costs and expenses	310,556	56,462	1,270,274	1,287,735

Income before income tax expense and minority interest	6,581	19,174	24,531	53,916
Minority interest	144	—	(226)	639

Income after minority interest and before income tax expense	6,437	19,174	24,757	53,277
Income tax expense	2,550	7,200	9,500	20,000

Net income	$3,887	$11,974	$15,257	$33,277

Weighted average shares outstanding :
Basic	21,807	27,419	21,749	24,500
Diluted	21,807	28,753	21,749	25,567
Earnings per share:
Basic	$0.18	$0.44	$0.70	$1.36
Diluted	$0.18	$0.42	$0.70	$1.30

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except share amounts)

	August 31,
	2006	2007
ASSETS
Cash and cash equivalents
Unrestricted	$59,726	$90,053
Restricted	4,010	—
Segregated	14,221	14,250
Commodity deposits and receivables:
Commodity exchanges and clearing organizations – customer segregated	604,536	686,441
Proprietary commodity accounts	20,133	77,690
Receivables from customers, net of allowance for doubtful accounts	29,166	16,868

Total commodity deposits and accounts receivable	653,835	780,999

Marketable securities, at fair value – customer segregated and other	149,609	307,828
Trade accounts receivable	42,176	6,923
Open contracts receivable	37,424	120,219
Counterparty deposits and accounts receivable	23,607	19,610
Notes receivable	14,971	42,368
Inventories – grain and fertilizer	26,628	—
Exchange Stock, available-for-sale	—	2,948
Exchange memberships and stock, at cost	6,587	7,418
Furniture, equipment, software, and improvements, net	7,386	4,763
Deferred income taxes	4,697	6,736
Investments in affiliates and other organizations	5,537	7,369
Other assets	6,793	8,710

Total assets	$1,057,207	$1,420,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Checks written in excess of bank balance	$6,436	$—
Commodity and customer regulated accounts payable	726,920	935,515
Trade accounts payable and advances	128,349	115,145
Open contracts payable	41,301	121,101
Accrued expenses	26,876	38,632
Repurchase obligation	—	13,594
Notes payable	48,169	21,539
Subordinated debt	7,000	1,000
Obligations under capital leases	3,575	—

Total liabilities	988,626	1,246,526

Minority interest	3,607	—
Redeemable common stock held by employee stock ownership plan (ESOP)	6,079	—
Stockholders’ equity:
Common stock, $0.0001 par value, authorized 20,000,000 and 40,000,000 at August 31, 2006 and 2007, respectively; issued and outstanding 21,805,812 and 27,416,567 shares at August 31, 2006 and 2007	21,747	104,267
Additional paid-in capital	120	1,115
Treasury stock	—	(376)
Accumulated other comprehensive loss	(1,955)	(3,620)
Retained earnings	45,062	72,282

	64,974	173,668
Less maximum cash obligation related to ESOP shares	(6,079)	—

Total stockholders’ equity	58,895	173,668

Commitments and contingencies
Total liabilities and stockholders’ equity	$1,057,207	$1,420,194

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended August 31,
	2006	2007
Cash flows from operating activities:
Net income	$15,257	$33,277
Depreciation	1,674	1,748
Amortization of discount on note receivable	(46)	(55)
Gain on sale of FGDI membership units	—	(2,595)
Gain on sale of exchange memberships and stock	—	(3,671)
Gain on conversion of exchange membership to common stock	—	(105)
Equity in earnings of affiliates, net of distributions	591	17
Minority interest, net of distributions	(237)	639
Change in commodity accounts receivable/payable, marketable securities and customer segregated funds, net	(16,186)	(55,898)
Change in open contracts receivable/payable, net	(30,001)	(21,371)
Decrease in trade accounts receivable and advances on grain	1,191	2,989
Decrease in counterparty deposits and accounts receivable	24,514	3,997
Increase in inventories	(12,023)	(4,635)
Increase in other assets	(3,588)	(5,290)
Increase in trade accounts payable and advances	50,632	10,018
Increase in accrued expenses	9,233	11,176

Net cash provided by (used in) operating activities	41,011	(29,759)

Cash flows from investing activities:
Purchase of furniture, equipment, and improvements	(1,255)	(2,847)
Proceeds from the sale of FGDI membership units, net of cash	—	3,934
Acquisition of equity investment	(2,405)	—
Acquisition of minority interest	(911)	—
Purchase of marketable securities	—	(25,000)
Issuance of notes receivable, net	(5,458)	(27,342)
Purchase of exchange membership and stock	(5,403)	(1,855)
Proceeds from the sale of exchange membership and stock	613	3,859
Proceeds from conversion of exchange membership to common stock	—	378

Net cash used in investing activities	(14,819)	(48,873)

Cash flows from financing activities:
(Decrease) increase in checks written in excess of bank balance	1,556	(1,656)
Proceeds from notes payable, net	11,258	35,996
Proceeds from initial public offering, net of issuance and registration costs	—	129,643
Proceeds from issuance of common stock	—	1,373
Proceeds from issuance of redeemable common stock held by ESOP	223	—
Payment for redemption of common stock	—	(48,496)
Dividends paid	(2,898)	(6,057)
Payments under capital lease held for sale	(550)	(413)
Monies deposited in escrow	(2,600)	(54)
Monies released from escrow	—	3,623
Proceeds from subordinated debt	4,500	9,500
Payments on subordinated debt	(3,000)	(14,500)

Net cash provided by financing activities	8,489	108,959

Net increase in cash and cash equivalents – unrestricted	34,681	30,327
Cash and cash equivalents – unrestricted – beginning of period	25,045	59,726

Cash and cash equivalents – unrestricted – end of period	$59,726	$90,053

Supplemental disclosures of cash flow information:
Interest paid	$5,587	$10,164
Income taxes paid	$10,335	$19,632

Noncash financing activities:
Increase (decrease) in maximum cash obligation related to ESOP shares	$1,369	$(6,079)

Non-GAAP Financial Measures

The following table reconciles revenues, net of cost of commodities sold, with our total revenues.

	Three Months Ended August 31,		Year Ended August 31,
	2006	2007	2006	2007
	($ in thousands)
Revenues:
Commissions and clearing fees	$30,987	$43,530	$105,622	$145,077
Service, consulting and brokerage fees	8,790	18,527	33,388	47,679
Interest	7,897	11,785	23,174	42,957
Other	158	1,794	2,638	4,186
Sales of commodities	269,305	—	1,129,983	1,101,752

Total revenues	317,137	75,636	1,294,805	1,341,651
Less: Cost of commodities sold	264,469	5	1,112,949	1,084,205

Revenues, net of cost of commodities sold	$52,668	$75,631	$181,856	$257,446

The following table reconciles EBITDA with our net income.
	Three Months Ended August 31,		Year Ended August 31,
	2006	2007	2006	2007
	($ in thousands)
Net income:	$3,887	$11,974	$15,257	$33,277
Plus: interest expense	1,370	868	5,705	9,937
Plus: depreciation and amortization	460	412	1,674	1,748
Plus income tax expense	2,550	7,200	9,500	20,000

EBITDA	$8,267	$20,454	$32,136	$64,962

Commodity and Risk Management Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended August 31,		Year Ended August 31,
	2006	2007	2006	2007
	($ in thousands)
Sales of commodities	$6,139	$(1)	$11,336	$3,806
Cost of commodities sold	5,940	5	11,053	3,727

Gross profit on commodities sold	199	-6	283	79
Commissions and clearing fees	12,034	16,277	36,886	54,367
Service, consulting and brokerage fees	8,939	18,679	33,990	48,227
Interest	3,523	6,264	9,610	20,445
Other revenues (1)	65	4,329	148	4,476

Revenues, net of cost of commodities sold	24,760	45,543	80,917	127,594
Other costs and expenses:
Expenses (excluding interest expense)	18,486	26,351	58,825	81,480
Interest expense	68	109	155	393

Total costs and expenses (excluding cost of commodities sold)	18,554	26,460	58,980	81,873

Segment income before minority interest and income taxes (1)	$6,206	$19,083	$21,937	$45,721

Exchange contract trading volume (millions)	0.9	0.9	2.5	3.1
OTC Contract volume	137,682	287,499	326,785	750,909

(1)	Includes $4.2 million from the combined gain on the sale of CME stock and dividends from CBOT stock in the three months ended and year ended August 31, 2007.

Clearing and Execution Segment:

The following table provides the financial performance for this segment.

	Three Months Ended August 31,		Year Ended August 31,
	2006	2007	2006	2007
	($ in thousands)
Sales of commodities	$—	$—	$—	$—
Cost of commodities sold	—	—	—	—

Gross profit on commodities sold	—	—	—	—
Commissions and clearing fees	19,095	27,533	69,246	91,486
Service, consulting and brokerage fees	—	—	—	—
Interest	3,468	3,985	10,702	15,707
Other revenues (1)	—	(5,525)	—	(5,420)

Revenues, net of cost of commodities sold	22,563	25,993	79,948	101,773
Other costs and expenses:
Expenses (excluding interest expense)	19,890	27,203	68,541	91,570
Interest expense	175	21	426	593

Total costs and expenses (excluding cost of commodities sold)	20,065	27,224	68,967	92,163

Segment income before minority interest and income taxes (1)	$2,498	$(1,231)	$10,981	$9,610

Exchange contract trading volume (millions)	12.1	19.6	45.0	57.9

(1)	Includes a loss of $5.6 million from investments managed by Sentinel Management in the three months ended and year ended August, 31, 2007

Financial Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended August 31,		Year Ended August 31,
	2006	2007	2006	2007
	($ in thousands)
Sales of commodities	$16,865	$1	$41,094	$20,007
Cost of commodities sold	16,803	—	40,906	19,904

Gross profit on commodities sold	62	1	188	103
Commissions and clearing fees	—	—	—	—
Service, consulting and brokerage fees	—	—	—	—
Interest	668	1,118	3,320	7,179
Other revenues	382	463	1,491	1,798

Revenues, net of cost of commodities sold	1,112	1,582	4,999	9,080
Other costs and expenses:
Expenses (excluding interest expense)	542	723	2,302	2,344
Interest expense	487	811	2,716	5,684

Total costs and expenses (excluding cost of commodities sold)	1,029	1,534	5,018	8,028

Segment income (loss) before minority interest and income taxes	$83	$48	$(19)	$1,052

Grain Merchandising Segment:

The following table provides the financial performance for this segment.

	Three Months Ended August 31,		Year Ended August 31,
	2006	2007	2006	2007
	($ in thousands)
Sales of commodities	$246,301	$—	$1,077,553	$1,077,939
Cost of commodities sold	241,884	—	1,061,557	1,061,017

Gross profit on commodities sold	4,417	—	15,996	16,922
Commissions and clearing fees	—	—	—	—
Service, consulting and brokerage fees	—	—	—	—
Interest	268	—	693	94
Other revenues	272	—	1,582	1,010

Revenues, net of cost of commodities sold	4,957	—	18,271	18,026
Other costs and expenses:
Expenses (excluding interest expense)	3,890	—	15,357	11,414
Interest expense	586	—	3,344	4,482

Total costs and expenses (excluding cost of commodities sold)	4,476	—	18,701	15,896

Segment income before minority interest and income taxes	$481	$—	$(430)	$2,130

Quarterly Financial Highlights:

The following table provides summary financial highlights

by quarter for fiscal year 2007.

	Three Months Ended
	November 30, 2006	February 28, 2007	May 31, 2007	August 31, 2007
	($ in thousands)
NON GAAP-Revenues, net of cost of commodities sold	$57,348	$60,098	$64,369	$75,631	(A) (B)
GAAP-Income after minority interest and before income tax expense	$10,114	$11,045	$12,944	$19,174	(B)
GAAP-Net income	$6,314	$6,920	$8,069	$11,974	(B)

(A)	The fourth quarter did not include any revenues, net of cost of commodities sold from the Grain Merchandising segment as the majority interest in such entity was sold on June 1, 2007.
(B)	The fourth quarter included a pre-tax gain on the sale of FGDI of $2.6 million, a pre-tax gain on the sale of CME stock of $3.7 million, a special dividend from the CBOT of $0.5 million and a pre-tax loss on short-term investments with Sentinel Management Group of $5.6 million. Without these items our fourth quarter income after minority interest and before income tax expense would have been $18.0 million and Net Income would have been $11.2 million.